Exhibit 99

FOR IMMEDIATE RELEASE

For More Information Contact:

Hector Alonso, Chief Financial Officer
Facundo Castro, Investor Relations
Impsat Fiber Networks, Inc.
Tel: 54.11.5170.3700
www.Impsat.com
or
John McInerney/ Robin Weinberg
Citigate Financial Intelligence
Tel: 212.840.0008

IMPSAT ANNOUNCES FIRST QUARTER 2003 RESULTS
Operations Reflect Emergence from Chapter 11
and Improving Business Performance

(May 23, 2003 – Buenos Aires, Argentina) – IMPSAT Fiber Networks, Inc. (“Impsat” or the “Company”), a leading provider of integrated broadband data, Internet and voice telecommunications services in Latin America, today announced its results for the first quarter of 2003, during which the Company successfully emerged from Chapter 11 and finalized the restructuring of the obligations covered by its Plan of Reorganization. All figures are in U.S. dollars.

FIRST QUARTER 2003 HIGHLIGHTS

•	Total revenues were $56.1 million, an increase of 5.5% from the fourth quarter of 2002.

•	The Company recorded positive EBITDA of $13.5 million for the first quarter of 2003, as compared to $8.8 million for the first quarter of 2002 and $3.4 million for the fourth quarter of 2002.

•	Available cash, cash equivalents and trading investments at March 31, 2003 totaled $61.9 million, slightly in excess of the Company’s cash, cash equivalents and trading investments of $61.0 million at March 31, 2002.

•	Impsat ´s total debt was reduced by $728 million to $267.5 million at March 31, 2003 in connection with the Company’s Plan of Reorganization.

FIRST QUARTER 2003 RESULTS

Overview

The Company is pleased to report the results of its operations for the first quarter of 2003. Despite the challenges imposed on the telecommunications sector, including the Company, by the continued difficult macroeconomic environment and conditions in Latin America, Impsat was able to successfully emerge from Chapter 11 while implementing an operational restructuring to improve the efficiency of its operations and its operating performance.

Total net revenues for the first quarter of 2003 were $56.1 million, compared to total net revenues for the first quarter of 2002 of $ 62.4 million. The decrease in net revenues was principally due to the macroeconomic downturn affecting businesses in Latin America, including the devaluation of the Argentine peso and the Brazilian real against the U.S. dollar, which adversely affected the U.S. dollar value of our revenues. Net revenues for the first quarter of 2003 represented a 5.5% increase over our net revenues for the fourth quarter of 2002 of $53.1 million.

Direct costs for the first quarter of 2003 totaled $26.3 million, a decrease of 20.9% as compared to the first quarter of 2002. Selling, general and administrative (SG&A) expenses for the first quarter of 2003 totaled $5.5 million and represented a reduction of 25.1% as compared to SG&A expenses for the three months ended March 31, 2002, while salaries and wages expense for the first three months of 2003 totaled $10.7 million, a decrease of 17.7% of our salaries and wages expenses for the first quarter of 2002. These reductions in our operating expenses, which resulted in part from the devaluation of local Latin American currencies against the U.S. dollar and from efforts by management to reduce expenditures in line with the Company’s lower revenues, created the basis for Impsat ´s improved operating results and the preservation of its cash balances.

On March 25, 2003, the Company formally emerged from its Chapter 11 proceeding that was commenced in June 2002 following the approval of the Company’s Plan of Reorganization by its creditors. The Plan substantially reduced its total indebtedness, from $1.04 billion at December 31, 2002 to $262.0 million at March 31, 2003. Cash, cash equivalents and trading investments totaled approximately $61.9 million at March 31, 2003.

Commenting on results, Impsat CEO Ricardo Verdaguer stated: “We are pleased to report better than expected results for the quarter. Our improved results reflect better than projected performance of our data products business in Colombia, Venezuela and Argentina, and better than expected overall gross margins. Despite the downturn in the Latin American economy that continues to adversely affect our business, we have implemented measures to improve and enhance our operating performance by completing our financial restructuring and significantly streamlining operating expenses. We believe that these efforts will position us to service our clients well and grow our business once the economy begins to improve. To achieve this kind of performance, despite facing a negative macroeconomic environment, is a credit to our employees and represents a continued commitment by our company to expand our business throughout the region. Moreover, we are extremely pleased that our emergence from Chapter 11 and our reorganization were completed in a timely manner. Our improved financial position will allow us to continue delivering high-quality services to our customers and also gives us a competitive advantage in an industry where many of our competitors in the region still face the challenge of restructuring their balance sheets. As a result of our emergence and restructuring, our company is now much stronger and better capitalized. We look forward to providing excellent service to our customers and value to our shareholders in the months and years ahead.”

Revenues from Services

Despite the negative macroeconomic environment affecting our business in Latin America, the Company’s total net revenues for the first quarter 2003 aggregated $ 56.1 million. Net revenues from services (i.e., excluding revenues related to equipment sales) for the first quarter of 2003 totaled $56.0 million, a decrease of 9.9% compared to net revenues from services for the three months ended March 31, 2002. The decrease was attributable to continuing adverse macroeconomic conditions in Latin America, in particular to the devaluation of the Argentine peso and the Brazilian real, which resulted in lower U.S. dollar values for our revenues. Compared to net revenues from services for the three months ended December 31, 2002, net revenues from services increased 5.5% ($2.9 million) during the first quarter of 2003

Revenue Breakdown by Business Line

Broadband and satellite data service revenues totaled $41.4 million and accounted for 73.9% of our total consolidated revenues, compared to $46.3 million, or 74.5% of total revenues, for the first quarter of 2002.

During the first quarter of 2003, Impsat’s revenues from Internet services totaled $5.7 million, or 10.2% of total revenues, a decrease of $2.2 million from Internet service revenues for the first quarter of 2002.

	Three Months Ended March 31,

	2002	% change(1)	2003

	(dollar amounts in thousands)
Broadband and satellite	$46,314	(10.6)	$41,382
Value added services(2)	3,617	(32.2)	4,781

Internet	7,854	(27.0)	5,733
Telephony	4,344	(5.5)	4,106

Total net revenues from services	$62,129	(9.9)	$56,002

(1)	Percentage increase (decrease) in first quarter of 2003 compared to first quarter of 2002.

(2)	Includes data center services and systems integration and other information technology services.

Revenue Breakdown by Country

During the first quarter of 2003, Impsat recorded total revenues in Argentina of $14.7 million, compared to revenues of $15.8 million in the first quarter of 2002, a 7.3% decrease. The decrease in revenues in Argentina resulted from the continued adverse economic conditions in Argentina that has adversely affected many of the Company’s customers and from the devaluation of the Argentine peso against the U.S. dollar.

In Colombia, total revenues from services for the first quarter of 2003 were $13.6 million, compared to revenues of $15.1 million in the same quarter of 2002. Total revenues from services in Brazil, which aggregated $7.3 million during the first quarter of 2003 as compared to $10.7 million in the first quarter of 2002, were adversely affected by the devaluation of the Brazilian real against the U.S. dollar. Total revenues from services in Venezuela were $9.0 million for the first quarter of 2003 compared to $7.9 million in the first quarter of 2002. Revenues by country are reported without deduction for intercompany revenues.

Operating Expenses

Operating expenses for the first quarter of 2003 were $61.8 million compared to operating expenses of $77.6 million in the first quarter of 2002. The Company’s efforts to streamline its operations, as well as the beneficial effect of local currency valuations on certain of its expenses, resulted in a $15.8 million decrease in operating expenses (or 20.4% decrease) during the first quarter of 2003 as compared to same quarter of 2002. Operating expenses for the fourth quarter of 2002 totaled $68.6 million. The Company recorded lower provisions for doubtful accounts in the first quarter of 2003, as well as lower salaries and wages expenses and reduced SG&A expenses, than compared to the same quarter in 2002.

EBITDA

During the first quarter of 2003, Impsat recorded consolidated EBITDA of $13.5 million, an increase of 54.5% over EBITDA of $8.8 million in the first quarter of 2002. Compared to the three months ended December 31, 2002, EBITDA increased by $10.2 million. The increase in EBITDA for the period resulted from a combination of higher revenues, lower fixed expenses and lower provisions for doubtful accounts as compared to those recorded in the previous period in 2002. As a result, EBITDA margin for the period was 24.1%, as compared to an EBITDA margin of 14.1% for the three months ended March 31, 2002 and 6.3% for the three months ended December 31, 2002.

Emergence from Chapter 11

On March 25, 2003, the Company’s Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code became effective, and the Company emerged from its bankruptcy proceedings. The Plan was confirmed by order of the U.S. Bankruptcy Court on December 11, 2002, six months after the Company initially filed for protection under the US Bankruptcy Code.

The Company’s Plan of Reorganization, which was approved by creditors holding 83% of the indebtedness eligible to vote thereon, included the following main features:

•	The cancellation of all of the shares of the Company’s existing common stock, options and other equity interests;

•	The issuance of 9,800,000 shares of its new common stock to holders of its 13 3/4 % Senior Notes due 2005 and its 12 3/8% Senior Notes due 2008, which were cancelled as part of the Plan, and to other holders of general unsecured claims against the Company;

•	The issuance of $67.5 of its Convertible 6% Series A Notes due 2011 to holders of its 12 1/8 % Notes due 2003, which were cancelled;

•	The restructuring of its obligations to certain holders of guaranteed indebtedness of its operating subsidiaries, who agreed to reduce and restructure such indebtedness in accordance with the terms of the Plan and who received, in addition to such restructured indebtedness totaling $144.0 million, $23.9 million of its Convertible 6% Series B Notes due 2011, and warrants to acquire 15.3% of the Company’s common stock on a fully diluted basis; and

•	A new Board of Directors of seven persons, consisting of the Chief Executive Officer, two persons originally designated by the holders of the Company’s Series A Notes, one person originally designated by Nortel Networks Ltd., and three persons originally designated by the holders of the Company’s prior 13 3/4% Senior Notes due 2005 and its 12 3/8% Senior Notes due 2008, was constituted and took office.

As a result of the effectiveness of the Plan of Reorganization, the Company has substantially reduced its outstanding debt and annual interest expense. At December 31, 2002, prior to the effectiveness of the Plan of Reorganization, Impsat ´s consolidated indebtedness totaled approximately $1.04 billion. Upon effectiveness of the Plan of Reorganization, the Company’s total indebtedness was reduced to approximately $262.0 million. Net interest expense for 2002, excluding post-petition interest on the Company’s old Senior Notes and interest waived on certain indebtedness owed by IMPSAT Brazil to one creditor, totaled $73.9 million. The Company estimates that its net cash interest expenses will be reduced to approximately $18.7 million during 2003.

The Plan provides, among other matters, that the Company shall use its reasonable efforts to have the New Common Stock listed on a nationally recognized market or exchange. The Company is currently assessing the most convenient timing and manner for certain liquidity for its common stockholders.

Effect of Foreign Exchange Losses, Taxes, Net Income and Operating Loss

For the first quarter of 2003, the Company recorded a net gain on foreign exchange of $10.0 million, compared to a net loss of $7.4 million for the first quarter of 2002. The gain on foreign exchange was primarily due to the appreciation of the Argentina peso and Brazilian real during the first three months of 2003.

For the first quarter of 2003, the Company reported net income of $729.8 million, compared to a net loss of $58.5 million in the same period in 2002. The significant increase was due to the extraordinary gain on the extinguishment of indebtedness as part of the Company’s successful completion of its Reorganization Plan. For the first quarter of 2003, operating loss totaled $5.7 million, compared to an operating loss of $15.2 million for the first quarter of 2002.

Non-GAAP Financial Measures

The Company presents EBITDA as a supplemental measure of performance because it believes that EBITDA provides more complete understanding of our operating performance before the impact of investing and financing transactions. EBITDA and EBITDA margins are among the more significant factors in management’s evaluation of Company-wide performance. EBITDA can be computed by adding depreciation and amortization to operating income (loss). Reconciliation of EBITDA to Operating Income (Loss) is presented in Appendix I Supplemental

Financial Information in this Press Release. See page 9. EBITDA (earnings before interest, taxes, depreciation, amortization, and non-recurring items) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States such as operating income or net income, nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Moreover, our method for calculating EBITDA may differ from the method utilized by other companies and therefore comparability may be limited.

Impsat Fiber Networks, Inc. is a leading provider of fully integrated broadband data, Internet and voice telecommunications services in Latin America. Impsat operates an extensive pan-Latin American high capacity broadband network in Brazil, Argentina, Chile and Colombia using advanced technologies, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. The Company has also deployed thirteen facilities to provide hosting services Impsat currently provides services to nearly 2,600 national and multinational companies, government entities and wholesale services to carriers, ISPs and other service providers throughout the region. The Company has local operations in Argentina, Colombia, Venezuela, Ecuador, Brazil, the United States, Chile and Peru. Visit us at www.impsat.com.

Statements made in this press release that state Impsat ´s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting Impsat or the SEC.

(Tables to Follow)

IMPSAT FIBER NETWORKS

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2002 (Predecessor Company) and March 31, 2003 (Successor Company)
(In thousands of U.S. Dollars, except share amounts)
(Unaudited)

	Predecessor	Successor
	Company	Company
	December 31,	March 31,
	2002	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,563	$35,565
Trading investments	23,021	26,324
Trade accounts receivable, net	31,012	34,493
Other receivables	16,674	13,235
Prepaid expenses	2,746	3,696
Assets held for disposal		5,485
Total current assets	106,016	118,798
PROPERTY, PLANT AND EQUIPMENT, Net	403,948	387,180
NON-CURRENT ASSETS:
Investments in common stock	86	141
Other non-current assets	10,633	10,987
Total non-current assets	10,719	11,128
TOTAL	$520,683	$517,106
LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY
LIABILITIES NOT SUBJECT TO COMPROMISE:
CURRENT LIABILITIES:
Accounts payable — trade	$72,860	$52,002
Current portion of long-term debt	281,680	23,642
Accrued and other liabilities	48,446	27,087
Total current liabilities	402,986	102,731
LONG-TERM DEBT, Net	27,592	243,824
OTHER LONG-TERM LIABILITIES	15,280	13,765
DEFERRED REVENUES	69,918	68,786
Total liabilities not subject to compromise	515,776	429,106
LIABILITIES SUBJECT TO COMPROMISE	727,522
Total liabilities	1,243,298	429,106
COMMITMENTS AND CONTINGENCIES (NOTE 13)
STOCKHOLDERS’ (DEFICIENCY) EQUITY:
Common stock, $0.01 par value; 50,000,000 shares authorized,		100
10,000,000 shares issued and outstanding in 2003 (including 686,000 shares held in the common stock reserve pool) Common stock, $0.01 par value; 300,000,000 shares authorized,	914
91,428,570 shares issued and outstanding in 2002 Additional paid in capital	537,583	93,937
Accumulated deficit	(1,276,845)
Common stock reserve pool (Note 2)	—	(6,037)
Deferred stock-based compensation	(4,530)
Accumulated other comprehensive income	20,263
Total stockholders’ (deficiency) equity	(722,615)	88,000
TOTAL	$520,683	$517,106

IMPSAT FIBER NETWORKS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 (PREDECESSOR COMPANY) AND
FOR THE THREE MONTHS ENDED MARCH 31, 2002 (PREDECESSOR COMPANY)
(IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Predecessor Company
	Three Months Ended
	March 31,
	2002	2003
NET REVENUES:
Broadband and satellite	$46,314	$41,382
Internet	7,854	5,733
Value added services	3,617	4,781
Telephony	4,344	4,106
Sales of equipment	284	74
Total net revenues	62,413	56,076
COSTS AND EXPENSES:
Direct costs:
Contracted services	6,233	4,447
Other direct costs	6,535	4,227
Leased capacity	20,385	17,601
Cost of equipment sold	117	48
Total direct costs	33,270	26,323
Salaries and wages	13,042	10,727
Selling, general and administrative	7,351	5,506
Depreciation and amortization	23,908	19,216
Total costs and expenses	77,571	61,772
Operating loss	(15,158)	(5,696)
OTHER INCOME (EXPENSES):
Interest income	355	200
Interest expense (contractual interest of $21,801 in 2003)	(33,800)	(1,909)
Net (loss) gain on foreign exchange	(7,365)	9,969
Recognition of other-than-temporary decline in value of investments		(674)
Reorganization items		724,807
Other (loss) income, net	(1,397)	2,781
Total other (expenses) income	(42,881)	735,848
(LOSS) INCOME BEFORE INCOME TAXES	(58,039)	730,152
PROVISION FOR FOREIGN INCOME TAXES	(438)	(406)
NET (LOSS) INCOME	$(58,477)	$729,746
NET (LOSS) INCOME PER COMMON SHARE:
BASIC AND DILUTED	$(0.64)	$7.98
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC AND DILUTED	91,429	91,429

Appendix I

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA to Operating Income (Loss)

	Three Months Ended

	March 31, 2002	December 31, 2002	March 31, 2003

EBITDA	$8,750	$3,364	$13,520
Gain on Early Extinguishment of Debt	$0	$16,367	$0
Depreciation and Amortization	$(23,908)	$(18,792)	$(19,216)
Operating Income (Loss)	$(15,158)	$939	$(5,696)